UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2013

ALTISOURCE RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, United States Virgin Islands 00840-3531
(Address of principal executive offices including zip code)

(340) 692-1055
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

For the three and six months ended June 30, 2013, Altisource Residential Corporation (the “Company”) had estimated taxable income of approximately $3.3 million and approximately $1.4 million, respectively. Below is a reconciliation of U.S. GAAP net income to estimated taxable income for the three and six months ended June 30, 2013:

Altisource Residential Corporation
Estimated Taxable Income
(Unaudited, in thousands)

	Three months ended	Six months ended
	June 30, 2013	June 30, 2013

U.S. GAAP net income	$5,227	$4,243

GAAP/tax differences
Gain on mortgage loans
GAAP unrealized gain on mortgage loans	(7,165)	(8,293)
Tax gain on mortgage loans - modifications	1,758	1,758
Tax gain on mortgage loans - REO	1,534	1,595
Net GAAP/tax difference from gain on mortgage loans	(3,873)	(4,940)

Capitalized advances	932	1,244
Interest income, advance recoveries and other items	982	877
Total GAAP/tax differences	(1,959)	(2,819)

Total estimated taxable income	$3,268	$1,424

Estimated taxable income is a non-U.S. GAAP measure that management uses in connection with monitoring its compliance with certain REIT requirements. Estimated taxable income is presented for informational purposes and should not be viewed as a substitute for net income as defined by U.S. GAAP.

The information in this Item 2.02 is furnished solely pursuant to Item 2.02 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section. It may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or Securities Act of 1933 if such subsequent filing specifically references this Item 2.02 of this Form 8-K.

Item 8.01 Other Events

Dividend

On September 9, 2013, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock, payable on September 30, 2013 to all shareholders of record as of the close of business on September 19, 2013. This quarterly dividend is intended to partially satisfy the requirement that a REIT must distribute at least 90% of its annual REIT taxable income to its stockholders.  This distribution primarily reflects earnings from the deployment of the Company's $100 million initial capital contribution and the proceeds from its repurchase facility.  A copy of the press release announcing the dividend is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Residential Mortgage Loan Acquisitions

In August 2013, the Company agreed in principle to acquire a portfolio of residential mortgage loans, substantially all of which were non-performing, consisting of an aggregate of 2,966 mortgage loans with approximately $922 million of unpaid principal balance (“UPB”) and approximately $790 million in aggregate market value of underlying properties for an aggregate purchase price of approximately $537 million. The loans were originated by various entities related and unrelated to the seller. The Company is actively conducting secondary due diligence on this portfolio. Subject to satisfactory due diligence results and final agreement on terms, the Company currently anticipates completing this acquisition in two separate closings in the third and fourth quarters of 2013. There can be no assurance that the Company will be able to reach a definitive agreement with the seller regarding the acquisition of this portfolio in whole or in part on a timely basis or at all.

In June 2013, the Company agreed to acquire for the Department of Housing and Urban Development ("HUD") and SerVertis

REO LLC ("SerVertis") two separate portfolios of residential mortgage loans, substantially all of which were non-performing, consisting of an aggregate of 2,698 mortgage loans with approximately $470 million of UPB and approximately $370 million in aggregate market value of underlying properties for an aggregate purchase price of approximately $253 million. The loans were originated by various entities related and unrelated to the respective sellers. In August 2013, the Company consummated the acquisition of 1,854 of these mortgage loans with approximately $322 million of UPB and approximately $252 million in aggregate market value of underlying properties, which included all of the SerVertis loans and a majority of the HUD loans. The HUD-sponsored sale requires two separate settlements for the transaction, and the Company currently expects to consummate the acquisition of the remainder of the HUD portfolio in September 2013. There can be no assurance that the Company will acquire the remainder of the HUD portfolio in whole or in part on a timely basis or at all.

Caution regarding forward-looking statements

All statements other than statements of historical facts included in this Current Report on Form 8-K are forward-looking statements that are subject to uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These uncertainties are in some instances beyond our control. Words such as “expect,” “will” and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained herein speak only as of the date they are made and are qualified in their entirety by reference to the risks and uncertainties described from time to time in the Company's filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release Announcing Quarterly Cash Dividend, dated September 9, 2013

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Residential Corporation
Date: September 9, 2013	By:	/s/ Stephen H. Gray
Stephen H. Gray General Counsel and Secretary